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                                                                 EXHIBIT 2.1 (b)
                                ESCROW AGREEMENT


      THIS ESCROW AGREEMENT is made as of February 13, 1998 (the "Closing Date"), by and among Manugistics Nova Scotia Company, a Nova Scotia unlimited company ("Buyer"), Robert Mee and Christopher Winn, or either of them acting alone, as paying agent ("Paying Agent"), State Street Bank and Trust Company, a Massachusetts corporation ("Custodian"), and State Street Bank and Trust Company, a Massachusetts corporation ("Escrow Agent").

                                  BACKGROUND:

      A. Pursuant to a certain Stock Purchase Agreement dated as of the date hereof by and among Insight Venture Partners I, L.P., Wexford Insight Canada, L.P., Arca Investments Inc., Capital d'Amerique CDPQ Inc., CBC Pension Board of Trustees, Gee & Co., The Canada Trust Company a/c 058-105800-7, McGill University Pension Fund, Royal Trust Corporation of Canada in Trust for Account No. 083166009, Royal Trust Corporation of Canada in Trust for Account No. 029361001, Association de bienfaisance et de retraite des policiers de la Communaute urbaine de Montreal, Ontario Hydro in Trust for the Pension Fund, Sun Life Assurance Company of Canada, The Canada Trust Company Account No. 055-180251-6, Altacap Investors Inc., Kelly Horne, Martin Horne, Ron Horne, Teresa Horne, The Horne Family Trust, Dan McCarthy, Linda McCarthy, Laura Traplin, Steve Traplin, Barry Sexton, Melissa Sexton, Laurentian Bank of Canada ITF Stephen A. Traplin, RBC Dominion Securities ITF Dan McCarthy, RBC Dominion Securities ITF Martin Horne, RBC Dominion Securities ITF Barry Sexton, Peter Turk, Lois Turk, Isabel Pedersen, Peter and Lois Turk in Trust for Matthew Turk, Peter and Lois Turk in Trust for Timothy Turk, Jose Alamo, Jason Alward, Rodney Anderson, Kathi Armour, Carlo Bossio, Donald Burrows, Ingrid Bongartz, Lee Boal, Janet Casselman, Miriam Connolly, Todd Dafoe, Cory Desjardins, Robert DiCristina, Dereck Dick, Charles Dumouchel, Sara Davey, Colleen Horne, Jan Huus, Marvin Jensen, Dan Kniska, Robert MacMillan, Brett McAteer, Jean McAteer, Bob McCallum, Dusko Misic, Sinisa Removic, Mike Riley, Gilles Rioux, Jody Royer, Isabelle Saint-Laurent, Joseph Simmons, Daniel Sivret, Tim Tanner, Sirpa Tarssanen, Susan Taylor, Dominic Thomas, Bert van Galder, Laura Vidalis, Marriam Wahab, Kai Wang, Dana Williams, Keith Wright, Harley Young, RBC Dominion Securities ITF Brett McAteer, Smith Barney IRA c/f Robert DiCristina, Dan Allan, Chris Bathory, Steve Baxter, Bob Carlson, Andy Carlson, Robin Clouthier, Gary Davies, Mike Gaudet, Leo Harmon, Derek Hoffman, Scott Macdonald, Mike Ryan, Loren Thompson, Brad Whitmore, Craig Wibby and Hie Jung Yoon (collectively, the "Sellers"), Buyer, ProMIRA Software Incorporated (the "Company"), and the Paying Agent, including the Exhibits thereto (the "Stock Purchase Agreement"), Buyer has directed Boston Equiserve Limited Partnership (the "Transfer Agent") to register 155,003 shares of the common stock of Manugistics Group, Inc., par value $.002 per share (the "One Year Escrow Shares"), in the name of Escrow Agent. The One Year Escrow Shares, together with all cash and non-cash dividends and other
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amounts payable after the Closing Date with respect to the One Year Escrow
Shares are collectively referred to herein as the "One Year Escrow Fund". The One Year Escrow Fund shall be held by Escrow Agent subject to the terms and conditions set forth herein.

      B. Pursuant to the Stock Purchase Agreement, Buyer has also directed the Transfer Agent to register 154,994 shares of the common stock of Manugistics Group, Inc., par value $.002 per share (the "Two Year Escrow Shares") in the name of Escrow Agent. The Two Year Escrow Shares, together with all cash and non-cash dividends and other amounts payable after the Closing Date with respect to the Two Year Escrow Shares are collectively referred to herein as the "Two Year Escrow Fund". The Two Year Escrow Fund shall be held by Escrow Agent subject to the terms and conditions set forth herein.

      C. The One Year Escrow Fund and the Two Year Escrow Fund, each of which is to be held in a separate account, are collectively referred to herein as the "Escrow Funds".

      D. Pursuant to the terms of the Stock Purchase Agreement, each of the Sellers has appointed Robert Mee and Christopher Winn, or either of them acting alone, as Paying Agent to act as their agent and attorney-in-fact and representative in accordance with the terms of this Escrow Agreement.

      NOW, THEREFORE, in consideration of the foregoing background and of the mutual covenants set forth herein and in the Stock Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. APPOINTMENT OF ESCROW AGENT. Buyer does hereby appoint and designate, with the consent of Paying Agent, State Street Bank and Trust Company as Escrow Agent for the purposes set forth herein, and Escrow Agent does hereby accept such appointment under the terms and conditions set forth herein.

      2.  ESTABLISHMENT OF THE ESCROW FUNDS.

          (a) The One Year Escrow Fund. Pursuant to the terms of Section 3.2(b)(ii)(C)(1) of the Stock Purchase Agreement, Buyer has provided written instructions to the Transfer Agent to register the One Year Escrow Shares in the name of the Escrow Agent. Immediately upon ascertaining that the Transfer Agent has complied with its written instructions to register the One Year Escrow Shares in the name of Escrow Agent, as aforesaid, and its providing written notice of such compliance to Paying Agent, Buyer shall have no further liability to Paying Agent or any of the Sellers with respect to the delivery of the One Year Escrow Shares.

          (b) The Two Year Escrow Fund. Pursuant to the terms of Section 3.2(b)(ii)(C)(2) of the Stock Purchase Agreement, Buyer has


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provided written instructions to the Transfer Agent to register the Two Year
Escrow Shares in the name of the Escrow Agent. Immediately upon ascertaining that the Transfer Agent has complied with its written instructions to register the Two Year Escrow Shares in the name of Escrow Agent, as aforesaid, and its providing written notice of such compliance to Paying Agent, Buyer shall have no further liability to Paying Agent or any of the Sellers with respect to the delivery of the Two Year Escrow Shares.

      3.  INVESTMENT OF ESCROW FUNDS.

          (a)   One Year Escrow Fund.

                (i) During the term of this Escrow Agreement, Escrow Agent shall deposit all cash dividends and other monetary amounts payable after the date hereof with respect to the One Year Escrow Shares, if any, in an insured money market account with Escrow Agent, or in such other accounts or investments as Buyer and Paying Agent may from time to time designate by joint written notice of such parties to Escrow Agent. All monetary and non-monetary dividends payable after the date hereof with respect to the One Year Escrow Shares shall be added to and shall form part of the One Year Escrow Shares.

                (ii) Escrow Agent shall have the right to liquidate any investments in which such cash dividends and other monetary amounts included in the One Year Escrow Fund are held, in order to provide funds necessary to make required payments under this Escrow Agreement. Escrow Agent shall not be liable for any loss upon such liquidation which is due to fluctuations in the market rates applicable to investments of any monetary portion of the One Year Escrow Fund, if any, or penalties incurred because of early redemption.

                (iii) Escrow Agent shall not be obligated or permitted to liquidate any of the One Year Escrow Shares in order to provide funds necessary to make required payments under this Escrow Agreement; it being acknowledged and understood that Escrow Agent shall make transfers of shares comprising the One Year Escrow Fund in accordance with the terms of this Agreement to satisfy such required payments.

          (b)   Two Year Escrow Fund.

                (i) During the term of this Escrow Agreement, Escrow Agent shall deposit all cash dividends and other monetary amounts payable after the date hereof with respect to the Two Year Escrow Shares, if any, in an insured money market account with Escrow Agent, or in such other accounts or investments as Buyer and Paying Agent may from time to time designate by joint written notice of such parties to Escrow Agent. All monetary and non-monetary dividends payable after the date hereof with respect to





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the Two Year Escrow Shares shall be added to and shall form part of the Two
Year Escrow Shares.

                (ii) Escrow Agent shall have the right to liquidate any investments in which such cash dividends and other monetary amounts included in the Two Year Escrow Fund are held in order to provide funds necessary to make required payments under this Escrow Agreement. Escrow Agent shall not be liable for any loss upon such liquidation which is due to fluctuations in the market rates applicable to investments of any monetary portion of the Two Year Escrow Fund, if any, or penalties incurred because of early redemption.

                (iii) Escrow Agent shall not be obligated or permitted to liquidate any of the Two Year Escrow Shares in order to provide funds necessary to make required payments under this Escrow Agreement; it being acknowledged and understood that Escrow Agent shall make transfers of shares comprising the Two Year Escrow Fund in accordance with the terms of this Agreement.

      4.  DISPOSITION OF THE ESCROW FUNDS.

          (a) One Year Escrow Fund. Escrow Agent shall disburse the One Year Escrow Fund upon and pursuant to the written instructions set forth in this
Section 4(a).

                (i)   Disposition to Buyer.  Except as otherwise provided in
Section 6(a)(i) hereof, on the tenth business day following receipt by Escrow Agent of a written notice of instruction from Buyer to do so (a "Disbursement Notice"), provided such Disbursement Notice shall be received by Escrow Agent on or before the first anniversary of the Closing Date, Escrow Agent shall

                      (A) first, disburse any monetary amounts set forth in the Disbursement Notice from the One Year Escrow Fund to Buyer; and

                      (B) second, by written notice, substantially in the form attached hereto as EXHIBIT II, direct the Transfer Agent to register the number of One Year Escrow Shares set forth in such Disbursement Notice in the name of Buyer and deliver such One Year Escrow Shares to Buyer, as set forth in such Disbursement Notice.

Each Disbursement Notice shall identify the section number(s) of the Stock Purchase Agreement pursuant to which the claim is being asserted, identify whether such claim arises as a result of an amount paid or a claim asserted but unpaid, and set forth the number of One Year Escrow Shares and other amounts to be so disbursed from the One Year Escrow Fund so that the aggregate amount of the then current market value of such One Year Escrow





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Shares, as established by the Nasdaq Exchange closing price therefor on the last business day prior to the date of such Disbursement Notice (the "Notice Date Market Value"), rounded up to the next full share, and such other monies subject of such Disbursement Notice, if any, is equal to the amount of any claim (collectively, the "One Year Claim Amount") for indemnification of Buyer and/or its affiliates and/or their respective officers, directors, agents and employees. The Disbursement Notice shall also set forth the number of One Year Escrow Shares constituting the One Year Disbursement Notice Cushion (as defined in Section 6(a)(ii) hereof.)

                (ii) Disposition to Paying Agent. On the later of (a) the date of the first anniversary of the Closing Date; or (b) the tenth business day following the date of receipt by Escrow Agent of a Disbursement Notice in accordance with the terms of Section 4(a)(i) above, Escrow Agent shall, by written notice, substantially in the form attached hereto as EXHIBIT III, direct the Transfer Agent to register in the name of the Paying Agent that number of the One Year Escrow Shares not reserved for in a One Year Reserve pursuant to Section 6(a)(ii) hereof or not already disbursed pursuant to
Section 4(a)(i)(B) hereof, and shall disburse to Paying Agent all cash dividends and other amounts paid after the Closing Date with respect to the One Year Escrow Shares and all interest accrued thereon and then remaining in the One Year Escrow Fund on such date.

                (iii) Escrow Agent shall provide a copy of its written instructions pursuant to this Section 4(a) to Buyer and Paying Agent.

          (b) Two Year Escrow Fund. Escrow Agent shall disburse the Two Year Escrow Fund upon and pursuant to the written instructions set forth in this
Section 4(b).

                (i)   Disposition to Buyer.  Except as otherwise provided in
Section 6(b)(i) hereof, on the tenth business day following receipt by Escrow Agent of a Disbursement Notice, provided such Disbursement Notice shall be received by Escrow Agent on or before the second anniversary of the Closing Date, Escrow Agent shall

                      (A) first, disburse any monetary amounts set forth in the Disbursement Notice from the Two Year Escrow Fund to Buyer; and

                      (B) second, by written notice, substantially in the form attached hereto as EXHIBIT IV, direct the Transfer Agent to register the number of Two Year Escrow Shares set forth in such Disbursement Notice in the name of Buyer and deliver such Two Year Escrow Shares to Buyer, as set forth in such Disbursement Notice.





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Each Disbursement Notice shall identify the section number(s) of the Stock
Purchase Agreement pursuant to which the claim is being asserted, identify whether such claim arises as a result of an amount paid or a claim asserted but unpaid, and set forth the number of Two Year Escrow Shares and other amounts to be so disbursed from the Two Year Escrow Fund so that the aggregate amount of the then current market value of such Two Year Escrow Shares, as established by the Nasdaq Exchange closing price therefor on the last business day prior to the date of such Disbursement Notice, rounded up to the next full share, and such other monies subject of such Disbursement Notice, if any, is equal to the amount of any claim (collectively the "Two Year Claim Amount") for indemnification of Buyer and/or its affiliates and/or their respective officers, directors, agents and employees. The Disbursement Notice shall also set forth the number of Two Year Escrow Shares constituting the Two Year Disbursement Notice Cushion (as defined in Section 6(b)(ii) hereof.)

                (ii) Disposition to Paying Agent. On the later of (a) the second anniversary following the Closing Date; or (b) the tenth business day following the date of receipt by the Escrow Agent of a Disbursement Notice in accordance with the terms of Section 4(b)(i) above, Escrow Agent shall by written notice, substantially in the form attached hereto as EXHIBIT V, direct the Transfer Agent to register in the name of the Paying Agent that number of Two Year Escrow Shares not reserved for in a Two Year Reserve pursuant to
Section 6(b)(ii) hereof or not already disbursed pursuant to Section 4(b)(i)(B) hereof, and shall disburse all cash dividends and other amounts paid after the Closing Date with respect to the Two Year Escrow Shares and all interest accrued thereon and then remaining in the Two Year Escrow Fund on such date.

                (iii) Escrow Agent shall provide a copy of its written instructions to the Transfer Agent pursuant to this Section 4(b) to Buyer and Paying Agent.

      5. NOTICES TO ESCROW AGENT AND PAYING AGENT. Buyer agrees to simultaneously furnish to Paying Agent copies of all notices sent by Buyer to Escrow Agent. In addition, Buyer agrees to furnish to Paying Agent (but not to Escrow Agent), as an attachment to each Disbursement Notice furnished by Buyer to Paying Agent, a full written explanation of each claim (including the amount thereof, whether paid or asserted but unpaid, the section(s) of the Stock Purchase Agreement under which each claim is asserted, and a summary of the relevant facts upon which each claim is based).

      6.  OBJECTIONS TO DISBURSEMENTS.

          (a)   Disbursement Notices Relating to the One Year Escrow Fund.





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                (i)   In the event Paying Agent objects to anything contained
in any Disbursement Notice received from Buyer, Paying Agent shall provide written notice of such objection to such Disbursement Notice (an "Objection Notice") to Escrow Agent (with a copy simultaneously furnished to Buyer) before 5:00 p.m. (Eastern Standard Time) on or before the seventh business day following the date on which Escrow Agent and Paying Agent receive such Disbursement Notice.

                (ii) Pending resolution of the objection described in the Objection Notice in accordance with the terms of this Section 6(a) and Section 9 hereof, Escrow Agent shall not make the disbursement set forth in the Disbursement Notice, but shall retain as a reserve (the "One Year Reserve") the One Year Claim Amount referred to in (A) any Disbursement Notice received by Escrow Agent from Buyer pursuant to the terms of Section 4(a)(i) hereof with respect to which Escrow Agent has not disbursed to Buyer because the Escrow Agent has received an Objection Notice pursuant to Section 6(a)(i) hereof, together with that number of One Year Escrow Shares, rounded up to the next full share, the Notice Date Market Value of which is equal to one-half of the One Year Claim Amount (the "One Year Disbursement Notice Cushion"). In the event Escrow Agent does not receive an Objection Notice before 5:00 p.m. on or before the seventh business day after the date of any Disbursement Notice, as aforesaid, Paying Agent shall be deemed to have approved such Disbursement Notice.

                (iii) Following receipt of an Objection Notice, Escrow Agent may, at its sole discretion, commence an action in interpleader with a court of competent jurisdiction to resolve such Objection Notice and, in connection therewith, deposit the One Year Reserve with the clerk of such court.

                (iv) Notwithstanding anything to the contrary contained herein, in the event the Paying Agent delivers an Objection Notice to Escrow Agent in accordance with this Section 6(a), the number of One Year Escrow Shares required to satisfy the full amount of any such claim as set forth in the Disbursement Notice and subject of such Objection Notice, shall be calculated based upon the Nasdaq Exchange closing price applicable to such One Year Escrow Shares on the second business day immediately preceding the date that the amount of such claim is finally determined in accordance with this Escrow Agreement, whereupon the Escrow Agent shall promptly instruct the Transfer Agent to register and deliver such One Year Escrow Shares in accordance with the terms of settlement of such claim pursuant to Section 9 hereof.

          (b)   Disbursement Notices Relating to the Two Year Escrow Fund.

                (i) In the event Paying Agent objects to anything contained in any Disbursement Notice received from Buyer, Paying





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Agent shall provide written notice of such objection to such Disbursement
Notice (an "Objection Notice") to Escrow Agent (with a copy simultaneously furnished to Buyer) before 5:00 p.m. (Eastern Standard Time) on or before the seventh business day following the date on which Escrow Agent receives such Disbursement Notice.

                (ii) Pending resolution of the objection described in the Objection Notice in accordance with the terms of this Section 6(b) and Section 9 hereof, Escrow Agent shall not make the disbursement set forth in the Disbursement Notice, but shall retain as a reserve (the "Two Year Reserve") the Two Year Claim Amount referred to in (A) any Disbursement Notice received by Escrow Agent from Buyer pursuant to the terms of Section 4(b)(i) hereof with respect to which Escrow Agent has not disbursed to Buyer because the Escrow Agent has received an Objection Notice pursuant to Section 6(b)(i) hereof, together with that number of Two Year Escrow Shares, rounded up to the next full share, the Notice Date Market Value of which is equal to one-half of the Two Year Claim Amount (the "Two Year Disbursement Notice Cushion"). In the event Escrow Agent does not receive an Objection Notice before 5:00 p.m. on or before the seventh business day after the date of any Disbursement Notice, as aforesaid, Paying Agent shall be deemed to have approved such Disbursement Notice.

                (iii) Following receipt of an Objection Notice, Escrow Agent may, at its sole discretion, commence an action in interpleader with a court of competent jurisdiction to resolve such Objection Notice and, in connection therewith, deposit the Two Year Reserve with the clerk of such court.

                (iv) Notwithstanding anything to the contrary contained herein, in the event the Paying Agent delivers an Objection Notice to Escrow Agent in accordance with this Section 6(b), the number of Two Year Escrow Shares required to satisfy the full amount of any such claim as set forth in the Disbursement Notice and subject of such Objection Notice, shall be calculated based upon the Nasdaq Exchange closing price applicable to such Two Year Escrow Shares on the second business day immediately preceding the date that the amount of such claim is finally determined in accordance with this Escrow Agreement, whereupon the Escrow Agent shall promptly instruct the Transfer Agent to register and deliver such Two Year Escrow Shares in accordance with the terms of settlement of such claim pursuant to Section 9 hereof.

      7.  TERMINATION OF ESCROW FUNDS.

          (a) One Year Escrow Fund. Upon registration by the Transfer Agent of all One Year Escrow Shares in the One Year Escrow Fund as provided in Sections 4(a)(i) and (ii) hereof, including all shares held in the One Year Reserve pursuant to Sections 6(a) and 9 hereof, and upon disbursement by Escrow Agent of all other amounts in the One Year Escrow Fund, if any, this Escrow Agreement





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(with respect to the One Year Escrow Fund) shall terminate, subject to the provisions of Sections 9, 11 and 12 hereof, which Sections shall survive such termination. This Escrow Agreement (with respect to the One Year Escrow Fund) may also be terminated at any time by and upon the receipt by Escrow Agent of ten (10) days' prior joint written notice of termination executed by Buyer and Paying Agent directing the distribution of the One Year Escrow Fund.

          (b) Two Year Escrow Fund. Upon registration by the Transfer Agent of all Two Year Escrow Shares in the Two Year Escrow Fund as provided in Sections 4(b)(i) and (ii) hereof, including all Two Year Escrow Shares held in the Two Year Reserve pursuant to Sections 6(b) and 9 hereof, and upon disbursement by Escrow Agent of all other amounts in the Two Year Escrow Fund, if any, this Escrow Agreement (with respect to the Two Year Escrow Fund) shall terminate, subject to the provisions of Sections 9, 11 and 12 hereof, which Sections shall survive such termination. This Escrow Agreement (with respect to the Two Year Escrow Fund) may also be terminated at any time by and upon the receipt by Escrow Agent of ten (10) days' prior joint written notice of termination executed by Buyer and Paying Agent directing the distribution of the Two Year Escrow Fund.

      8.  DUTIES AND RESPONSIBILITIES OF ESCROW AGENT

          (a)   Buyer and Paying Agent acknowledge and agree that Escrow Agent
(i) shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with indemnification reasonably acceptable to it; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iv) may consult counsel satisfactory to it, including house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

          (b) Neither Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith, fraud or willful misconduct. Buyer and Paying Agent, jointly and severally, covenant and agree to





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indemnify Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liability unless such loss, liability or expense shall be caused by Escrow Agent's willful misconduct, fraud, bad faith or gross negligence. In no event shall Escrow Agent be liable for indirect, punitive, special or consequential damages.

          (c) The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds shall be allocable to Paying Agent. The parties hereto agree to provide Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to Escrow Agent within 30 days from the date hereof. The parties hereto understand that, in the event their tax identification numbers are not certified to Escrow Agent, the Internal Revenue Code may require withholding of a portion of any interest of other income earned on the investment of the Escrow Funds, in accordance with the Internal Revenue Code, as amended from time to time. Buyer and Paying Agent agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the disbursement of the Escrow Funds pursuant to the terms hereof and to indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against Escrow Agent on any such payment under this Escrow Agreement. Buyer and Paying Agent undertake to instruct Escrow Agent in writing with respect to Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement. Buyer and Paying Agent, jointly and severally, agree to indemnify and hold Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. Notwithstanding the foregoing, no distributions will be made unless Escrow Agent shall be provided with an original, signed W-9 form or its equivalent prior to distribution, including tax identification numbers, for all distributees.

      9. DISPUTE RESOLUTION. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the One Year Escrow Fund, the Two Year Escrow Fund or should any claim be made upon the





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One Year Escrow Fund or the Two Year Escrow Fund by a third party,  Escrow
Agent, upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession, without liability to anyone, (a) all of the One Year Reserve (if the dispute relates to the One Year Escrow Fund), and (b) all of the Two Year Reserve (if the dispute relates to the Two Year Escrow Fund) until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a court of competent jurisdiction, the time for perfection of an appeal of such order, decree or judgment having expired. Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the One Year Escrow Fund or the Two Year Escrow Fund. Notwithstanding anything to the contrary contained in this Escrow Agreement, the mechanism for resolution of disputes between the parties shall be governed by the terms of the Stock Purchase Agreement.

      10. RESIGNATION. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving written notice to Buyer and Paying Agent. Such resignation shall take effect thirty (30) days after the giving of such notice, or upon such later date as specified in such notice, or upon receipt by Escrow Agent of an instrument of acceptance executed by a successor escrow agent and upon delivery by Escrow Agent to such successor of all the escrow documents, funds or securities then held by Escrow Agent hereunder. If no such successor escrow agent is appointed in writing prior to the effective date of such resignation, Escrow Agent shall direct the Transfer Agent to register all One Year Escrow Shares included in the One Year Escrow Fund, all Two Year Escrow Shares included in the Two Year Escrow Fund to Buyer and shall deliver all monies included in the One Year Escrow Fund and Two Year Escrow Fund, if any, by check payable to Buyer, to be held in accordance with the terms of this Escrow Agreement, whereupon Buyer shall use its best efforts to
(a) promptly designate a successor escrow agent, (b) direct the Transfer Agent to register such One Year Escrow Shares and Two Year Escrow Shares in the name of such successor escrow agent and (c) deliver such monies, if any, to such successor escrow agent.

      11. ESCROW AGENT NOT PERSONALLY LIABLE. All of the parties hereto expressly recognize that Escrow Agent, acting in such capacity, shall not have any personal liability with respect to matters, promises or agreements hereunder, including, without limitation, under Sections 8 and 12 hereof, or in any other fashion under this Escrow Agreement, but instead is in all matters hereunder acting solely as the agent of Buyer with the consent of Paying Agent; provided, however, that Escrow Agent shall be liable for his, her or its own gross negligence, bad faith, willful misconduct and fraud.

      12. COMPENSATION AND EXPENSES.

          (a) Subject to the terms of Section 12(b) hereof, Buyer agrees to pay Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the fee schedule attached hereto as EXHIBIT I, including, without limitation, legal fees and expenses incurred in connection with the preparation of this Escrow Agreement, which may be subject to change on an annual basis.

          (b) As between Buyer and Paying Agent, any fees or expenses arising in connection with (i) any matters described in Section 9 hereof shall be borne entirely by the party who does not prevail in such matter, and (ii) any other matter involving a provision of this Escrow Agreement (other than as provided in Section 12(a) hereof) including, without limitation, the expenses of Escrow Agent, shall be borne, jointly and severally by Buyer and Paying Agent, fifty percent (50%) by Buyer and fifty percent (50%) by Paying Agent. Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by Escrow Agent in connection with the resolution of any claim by any party hereunder.

      13. TENDER OFFER. Notwithstanding anything to the contrary contained herein, the parties hereto agree that the Escrow Agent shall, upon receipt of the written direction of the Paying Agent, direct the Transfer Agent to register all of the One Year Escrow Shares and the Two Year Escrow Shares, other than those One Year Escrow Shares reserved for in any One Year Reserve and those Two Year Escrow Shares reserved for in any Two Year Reserve (collectively, the "Escrowed Securities") in the name of the Paying Agent for the purpose of tendering such Escrowed Securities in response to a Permitted Tender Offer (as hereinafter defined), provided that the Escrow Agent receives from the offeror (the "Offeror") under the Permitted Tender Offer either before or concurrently with the registration of the Escrowed Securities in the name of the Paying Agent a certificate of an authorized signing officer of the Offeror to the effect that the terms and conditions of the Permitted Tender Offer have been met or satisfied and that the Offeror is irrevocably obligated to, and will, take up and pay for all securities deposited under the Permitted Tender Offer; provided however, for greater certainty, that if all the terms and conditions of the Permitted Tender Offer are not met or satisfied or all the securities duly deposited thereunder are not taken up and paid for, the Escrowed Securities shall not be taken up or paid for and shall be re-registered in the name of the Escrow Agent to be held subject to the terms and provisions of this Escrow Agreement. For purposes of this Escrow Agreement, a "Permitted Tender Offer" shall be deemed to have been made in circumstances where one or more persons or companies (the "Offeror"), each being at arms's length to Manugistics Group, Inc. makes a bona fide tender offer or merger proposal to acquire all the shares of common stock of Manugistics Group, Inc. which is supported by the board of directors of Manugistics Group, Inc. or, if not supported by the board of directors of Manugistics Group, is accepted by the holders of more than fifty percent (50%) of the shares of common stock of Manugistics Group, Inc. In the event that any Escrowed Securities are taken up by an Offeror pursuant to a Permitted Tender Offer, such Escrowed Securities shall be deemed to have been released from the applicable escrow provisions of this Escrow Agreement as of the date they are registered in the name of the Paying Agent (the "Release Date"). Notwithstanding anything to the contrary contained in this Section 13, all shares issued by an Offeror in exchange for the Escrowed Securities so registered in the name of Paying Agent shall immediately be registered in the name of the Escrow Agent and shall be subject to all of the terms and conditions of this Escrow Agreement, as if such shares were originally part of the One Year Escrow Fund and Two Year Escrow Fund, as the case may be. The Escrow Agent shall give all written instructions to the Transfer Agent that are reasonably necessary to give effect to this Section 13.

      14. NOTICES. Any notice permitted or required hereunder shall be deemed to have been duly given if delivered personally or if sent by overnight courier, postage prepaid, to the parties at their address set forth below:

          If to Buyer:

                c/o Manugistics, Inc.
                Attention: General Counsel
                2115 East Jefferson Street
                Rockville, Maryland 20852-4999

          with a copy to:

                Dilworth Paxson LLP
                3200 The Mellon Bank Center
                1735 Market Street
                Philadelphia, Pennsylvania 19103
                Attention:  Harriet J. Koren, Esquire

          If to Paying Agent:

                Robert Mee/Christopher Winn
                Miralta Capital, Inc.
                475 Dumont Avenue
                Suite 300
                Dorval, Quebec  H9S 5W2
                Canada

          with a copy to:

                Fraser & Beatty

                180 Elgin Street
                Suite 1200
                Ottawa, Ontario  K2P 2K7
                Canada
                Attention: T.A. Houston

          If to Escrow Agent:

                State Street Bank and Trust Company
                Financial Markets Group
                Corporate Trust Departments
                Two International Place
                Boston, Massachusetts 02110-2804
                Attention:  Lisa Guymont,
                            Corporate Trust Department

          If to the Transfer Agent:

                Boston EquiServe, Limited Partnership
                150 Royall Street
                Canton, Massachusetts  02021
                Attention:  Lisa Y. Quinn, Account Manager

or at such other address as any of the above may have furnished to the other parties in writing, as aforesaid, and any such notice or communication given in the manner specified in this Section 14 shall be deemed to have been given as of the date so delivered or sent if delivered personally or if sent by overnight courier, postage prepaid, except with respect to Escrow Agent as to which date notice shall be deemed to have been given on the date received by Escrow Agent.

      15. SEVERABILITY. If any term, provision, covenant or restriction of this Escrow Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Escrow Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      16. SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Escrow Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto; provided, however, that no party hereto shall assign this Escrow Agreement without first obtaining the prior written consent of the others and giving written notice thereof to Escrow Agent.

      17. MODIFICATIONS. This Escrow Agreement may not be altered or modified without the express written consent of all parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

      18. GOVERNING LAW. This Escrow Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

      19. CONSENT TO JURISDICTION AND SERVICE. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against any party hereto arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such parties at their respective addresses in accordance with Section 14 hereof.

      20. FORCE MAJEURE. No party hereto shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

      21. REPRODUCTION OF DOCUMENTS. This Escrow Agreement and all documents relating hereto including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      22. HEADINGS. The section headings herein are for convenience only and shall not affect the construction thereof.

      23. BUSINESS DAY. For purposes of this Escrow Agreement, the term "business day" shall mean any day during the year on which banks are not authorized to be closed in the States of Delaware and Massachusetts, United States of America or in the Provinces of Nova Scotia and Ontario, Canada.

      24. PREPARATION OF AGREEMENT. The parties acknowledge that they have requested and are satisfied that this Escrow Agreement be drawn up in English. Les parties reconnaissent qu'elles ont exige que la presente convention soit redigee en anglais et s'en declarent satisfaites.

      25. COUNTERPARTS. This Escrow Agreement may be executed in several counterparts, including, without limitation, execution by facsimile, each of which shall be an original, but all of which together shall constitute one and the same agreement.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed on the day and year first above written.

Attest:                        MANUGISTICS NOVA SCOTIA COMPANY


                               BY:
--------------------------        --------------------------
Title:                            Title:



--------------------------     ------------------------------
Witness:                       ROBERT MEE, Paying Agent


Attest:                        STATE STREET BANK AND TRUST COMPANY


                               BY:
--------------------------         -------------------------
Title:                             Title:


--------------------------     -----------------------------
Witness:                       CHRISTOPHER WINN, Paying Agent

                                   EXHIBIT I


                      State Street Bank and Trust Company
                                  Fee Schedule




ACCEPTANCE FEE:                     Waived

ADMINISTRATIVE FEE:                 $3,500.00 per year or part
                                    thereof

INVESTMENT FEE:                     $65.00 per buy/sell
(direct investments in
Treasuries, C/D's, CP,
Repo's, etc.)

SWEEP FEE:                          40 Basis Points per annum
(SSgA or selected other             of the average daily net assets
Money Market Funds)

WIRE TRANSFER FEE (outgoing):       $20.00 (domestic)
                                    $35.00 (international)

OUT-OF-POCKET EXPENSES:             At Cost

LEGAL FEES (Peabody & Arnold)       At Cost

                                   EXHIBIT II

          FORM OF NOTICE TO TRANSFER AGENT FOR DISBURSEMENT TO BUYER
                            (ONE YEAR ESCROW SHARES)

                                  EXHIBIT III

       FORM OF NOTICE TO TRANSFER AGENT FOR DISBURSEMENT TO PAYING AGENT
                            (ONE YEAR ESCROW SHARES)

                                   EXHIBIT IV

          FORM OF NOTICE TO TRANSFER AGENT FOR DISBURSEMENT TO BUYER
                            (TWO YEAR ESCROW SHARES)

                                   EXHIBIT V

       FORM OF NOTICE TO TRANSFER AGENT FOR DISBURSEMENT TO PAYING AGENT
                            (TWO YEAR ESCROW SHARES)